Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Technology Research Corporation:

We consent to incorporation by reference in the registration statements (No. 333-96975, No. 333-110825, No. 333-131633 and No. 333-132006) on Form S-8 of Technology Research Corporation of our report dated May 5, 2006, except as to note 1 which is as of June 18, 2007, with respect to the consolidated balance sheets of Technology Research Corporation and subsidiary as of March 31, 2006 and 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended March 31, 2006, and the related financial statement schedule, which report appears in the March 31, 2006, annual report on Form 10-K/A Amendment No. 1 of Technology Research Corporation.

Our report dated May 5, 2006, except as to note 1 which is as of June 18, 2007, contains an explanatory paragraph regarding the restatement of the Company's financial statements.

/s/  KPMG LLP

Tampa, Florida
June 19, 2007
Certified Public Accountants